EXHIBIT 5.3

LETTER OF CONSENT

TO:	Pengrowth Energy Corporation
2100, 222 – Third Avenue S.W.
Calgary, Alberta T2P 0B4

We hereby consent to references to us in this amendment to the Registration Statement on Form F-10/A, and to the incorporation of our reserve report dated February 5, 2010 with an effective date of December 31, 2009, contained in Appendix A to the Annual Information Form on Form 40-F of Pengrowth Energy Trust dated March 9, 2010, which Annual Information Form is incorporated by reference in this amendment to the Registration Statement on Form F-10/A.

Yours very truly,

GLJ PTREOLEUM CONSULTANTS LTD.

/s/ Doug R. Sutton
Doug R. Sutton, P. Eng.
Vice-President

Dated: January 20, 2011
Calgary, Alberta

4100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 — (403) 266-9500 — Fax (403) 262-1855 — GLJPC.com